Exhibit 10.35
June 22, 2020

Mr. James Barge
Via Email Delivery

RE: Employment Agreement Amendment

Dear Mr. Barge:

Reference is made to that certain Employment Agreement between you and Lions Gate Entertainment Corp. (the “Company”), dated November 1, 2019 (the “Employment Agreement”). Capitalized terms used in this letter are used as defined in the Employment Agreement if not otherwise defined herein. This letter is to confirm our agreement as set forth below to amend the provisions of Section 5 of the Employment Agreement as to the allocation of the Annual Equity Award value among the various types of equity awards to be granted to you each year.
Effective immediately, Section 5 of the Employment Agreement is hereby amended to provide that, with respect to each Annual Equity Award that may be granted to you by the Company on or after July 1, 2020 pursuant to the Employment Agreement, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall have discretion to determine at the time of grant of the award the percentage of the total value of the Annual Equity Award that will be allocated to either restricted stock units (“RSUs”) or to share appreciation rights (“SARs”) (or stock options if such form of award is contemplated by the Employment Agreement), including flexibility to determine that the entire Annual Equity Award will be in the form of either RSUs or SARs (or stock options, as applicable). The Committee shall also have discretion to determine whether each such award will be subject only to time-based vesting requirements or will be subject to performance-based vesting requirements in addition to time-based vesting; provided, however, that in no event will more than thirty-three percent (33%) of the applicable Annual Equity Award value be allocated, in the aggregate, to awards that are subject to performance-based vesting.
Except as expressly set forth herein, the Employment Agreement remains in full force and effect in accordance with its terms. For avoidance of doubt, this amendment does not change the Annual Equity Award values to be granted to you each year pursuant to the Employment Agreement, nor does it change the vesting provisions applicable to such awards or the methodology for converting the portion of the Annual Equity Award value allocated to a particular type of award into a number of the Company’s Class B common shares to be subject to such award, in each case as set forth in Section 5 of the Employment Agreement.

If this letter accurately sets forth our mutual understanding with respect to the foregoing matters, please indicate your acceptance by signing this letter and returning it to the undersigned. This letter shall be a binding agreement between the Company and you. This letter may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A fully-executed copy of this letter will be provided for your records.
                    Lions Gate Entertainment Corp.
By: /s/ Corii D. Berg
Its: General Counsel

Accepted and Agreed:

/s/ James Barge
JAMES BARGE

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